Exhibit 10.2

April 1, 2008

Kernan V. Oberting

Dear Kip,

We understand that you wish to resign your current position with effect from May 1, 2008 in order to take up employment as a principal and founder of your own investment advisory business.  This Letter Agreement sets out our agreement with respect to the termination of your full-time employment and any directorships with Montpelier Re Holdings Ltd., including any subsidiaries or affiliates thereof (collectively, the “Company”), in order to allow you to do so.

Promptly upon the execution of this Letter Agreement, the Company and an entity (or entities) created and owned by you to provide investment advisory/management services (to be named later but collectively referred to herein as “NewCo”) shall enter into (i) a Consulting Agreement wherein NewCo shall provide capital management services to the Company, and (ii) an Investment Management Agreement wherein NewCo shall provide discretionary investment management services to a $100 million separate account (the “Separate Account”).

Final Employment Date:  Your last day of employment with the Company shall be April 30, 2008 (your “Final Employment Date”).

Salary and Benefits:  You will be paid your current salary and benefits (including pension and health insurance benefits) in accordance with your most recent Annual Compensation Letter for 2008, dated December 13, 2007, and your Service Agreement, dated September 8, 2004, and any agreements ancillary thereto or amendments thereof (collectively the “Service Agreement”) until your Final Employment Date.  You will continue to receive your health insurance benefits under COBRA at the Company’s expense for nine (9) months beginning the day after the Final Employment Date; thereafter, if you wish to continue receiving such benefits during the remainder of the COBRA period you will then be responsible for the cost of such benefits.

Vacation & Sick Leave:  You have waived your rights for compensation in respect of unused vacation and/or sick days as at your Final Employment Date.

Annual Bonus:  Based on the Company’s performance during 2008, you shall be paid an amount equal to the pro-rated portion of your 2008 bonus that otherwise would have been payable to you under the Company’s Annual Bonus Plan for the period January 1,

2008 to April 30, 2008.  Such payment shall be made as soon as practicable following the announcement of the Company’s 2008 results.

Long-Term Incentive Program (LTIP):  Before and after the Final Employment Date you shall continue to vest, receive dividend payments and enjoy any and all other rights as if you were still employed by the company in respect of any vested and unvested (in-force) LTIP Awards (as that term is defined in the Montpelier Re Holdings Ltd. LTIP and any Award Agreements made pursuant thereto) previously granted to you by the Company in respect of your employment in 2006 and 2007.  After the Final Employment Date, you will be treated the same way for tax purposes as a current employee who receives an LTIP Award and therefore you will be responsible for the same taxes that any current employee would be responsible for resulting from the vesting of any of your LTIP Awards.

Final Settlement Payments and Continuing Obligations:  Except as provided herein with respect to any awards under the LTIP, in full and final settlement of any and all claims and rights of action (if any) however so arising whether contractual, common law, statutory or otherwise in any jurisdiction in the world and whether contemplated or not which you have or may have against the Company or its/their respective shareholders, officers or employees arising out of or in connection with your employment or directorships or the termination thereof, the parties hereby agree that:

(1)                                  The Company will, subject to your complying with the terms of this Letter Agreement, pay and you will accept a payment of $0.00 in respect of any accrued vacation & sick leave.

(2)                                  The Company shall provide you with (i) reimbursement for tax advisory services pursuant to clause 5.4 of your September 8, 2004 Service Agreement in respect of 2007 and prior tax years, (ii) funds for a tax gross up on Bermuda housing benefit for portion of 2007 year and tax gross up on relocation (back to US), and (iii) reimbursement for any travel or other business expenses incurred by you prior to your Final Employment Date, subject to presentation of satisfactory invoices.

(3)                                  The Company shall reimburse you for reasonable legal fees and expenses incurred by you and/or NewCo with respect to this Separation Agreement, the Consulting Agreement and the Investment Management Agreement.

(4)                                  You hereby confirm that except as set out in this Letter Agreement, no other amounts are due to you from the Company.

(5)                                  You will resign each and every directorship or office in the Company, including any subsidiary and affiliated company, on or before the Final Employment Date.

(6)                                  Except as mutually agreed by you and the Company, you will comply with the terms of clause 7.2 of your September 8, 2004 Service Agreement, and return all other Company property within fourteen (14) days of your Final Employment Date.

(7)                                  The Company will waive the restrictive covenant contained in section 11.1.1 of your September 8, 2004 Service Agreement insofar as it relates to NewCo providing investment advisory/management services to its clients.  You will abide by that restrictive covenant as it relates to all other entities and all other restrictive covenants contained in your contract of employment with the Company, in particular those relating to the use of confidential information, except as otherwise allowed pursuant to the Consulting Agreement or Investment Management Agreement.

(8)                                  You agree that during the period of twelve (12) months following your Final Employment Date you shall not either on your own account or for any other person, firm or company, including your new investment advisory business and any of its affiliates, solicit the services of or endeavour to entice away from the Company any employee or consultant of the Company (whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company) nor shall you knowingly solicit, employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

(9)                                  Except as expressly varied by this Letter Agreement, your duties and obligations under the Service Agreement shall remain in full force and effect (both before and after your Final Employment Date), and you hereby agree to comply with the same.

Please sign to acknowledge your agreement to these terms.

Signed on behalf of the Company

By:	/s/ Anthony Taylor
Name: Anthony Taylor
Title: Chief Executive Officer

Signed and agreed

/s/ Kernan V. Oberting
Kernan V. Oberting